Exhibit 10.18

[ * ] – CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, iTEM 601(B)(10).  sUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

DEVELOPMENT FUNDING LOAN AGREEMENT

THIS DEVELOPMENT FUNDING LOAN AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) dated as of January 7, 2022 (the “Effective Date”) among ROYALTY PHARMA DEVELOPMENT FUNDING, LLC, a Delaware limited liability company  (“RP” and the “Lender” and together with RP’s affiliates, successors and/or assignees that become Lenders hereunder, collectively but not jointly, the “Lenders”) and CYTOKINETICS, INCORPORATED, a Delaware corporation with offices located at 350 Oyster Point Boulevard, South San Francisco, CA 94080 (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders.  The parties agree as follows:

ARTICLE 1

ACCOUNTING AND OTHER TERMS

Section 1.1Accounting Terms and Principles.  Accounting terms not defined in this Agreement shall be construed in accordance with GAAP.  Calculations and determinations must be made in accordance with GAAP.  Notwithstanding any other provision contained in this Agreement or in any other Loan Document, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts referred to herein and in the other Loan Documents shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825‑10) to value any indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value,” as defined therein, and (ii) any changes to the GAAP accounting model for leases of the type described in Financial Accounting Standards Board Accounting Standards Update No. 2016-02 (February 2016), Leases (Topic 842) (“ASU 2016-02”) for fiscal years ending after December 18, 2018.  For the avoidance of doubt, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP prior to the applicability of ASU 2016-02 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as capital lease obligations) for purposes of this Agreement regardless of any change in GAAP pursuant to ASU 2016-02 that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capital lease obligations.

Section 1.2Capitalized Terms and Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Article 14.

Section 1.3Interpretation.  All references to “Dollars” or “$” are United States Dollars, unless otherwise noted.  In this Agreement and the other Loan Documents, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun.  The division of this Agreement and the other Loan Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions.  The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Loan Document) as a whole and not to any particular Article or Section hereof (or thereof).  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Loan Document).  Unless specifically stated otherwise, any reference to any of the Loan Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect.  Unless otherwise specified herein or therein, all terms defined in any Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.    References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and any reference to any law or regulation, shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  Whenever any reference is made in any Loan Document to any Person such reference shall be construed to include such Person’s permitted successors and permitted assigns.  Unless otherwise specified, all references in any Loan Document to times of day shall be references to New York City, New York time.  The terms “shall” and “will” are used interchangeably in this Agreement and the other Loan Documents and mean for Borrower and its Subsidiaries to have an absolute obligation to perform or do (or not perform or not do) a certain action or event, as the context may require.  Any reference to “payment in full”, “paid in full”, “repaid in full”, “prepaid in full”, “redeemed in full” or any other term or word of similar effect used in this Agreement or any other Loan Document with respect to the Term Loans or the Obligations shall mean all Term Loans and all Obligations (in each case, including, without limitation, the Applicable Payment Amount and other than inchoate indemnity and expense reimbursement obligations that have not yet been asserted) have been repaid in full in cash and have been fully performed and all Commitments have been permanently terminated.  The payment, prepayment, redemption or repayment of any principal, interest, fees, amounts and/or other Obligations under this Agreement or the other Loan Documents shall be made in cash in Dollars unless expressly stated otherwise herein or therein.

Section 1.4Business Day Adjustment.  Except as otherwise expressly stated herein or in any other Loan Document, if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the immediately preceding Business Day.

Section 1.5Officers.  Any document, agreement or instrument delivered under the Loan Documents that is signed by a Responsible Officer or any other officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer or other officer shall be conclusively presumed to have acted on behalf of Borrower in such person’s capacity as a Responsible Officer or other officer of Borrower and not in any individual capacity.

ARTICLE 2

LOANS AND TERMS OF PAYMENT

Section 2.1Promise to Pay.  Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

Section 2.2Term Loans.

(a)Availability.  Subject to the terms and satisfaction of the applicable conditions in this Agreement:

(i)the Lenders will, subject to the applicable conditions in this Agreement, severally (and not jointly) make a term loan to Borrower on the Effective Date in an aggregate amount of $50,000,000.00 (the “Tranche 1 Advance”);

(ii)during the Tranche 2 Draw Period, Borrower may request and the Lenders will, subject to the applicable conditions in this Agreement, severally (and not jointly) make in an amount equal to $50,000,000.00 in the aggregate (the “Tranche 2 Commitment”), one (1) term loan to Borrower (the “Tranche 2 Advance”); provided that the Tranche 2 Commitment shall automatically terminate upon the earliest of the following:  (A) the Tranche 2 Draw Condition does not occur on or prior to December 31, 2022 and (B) the Tranche 2 Commitment being terminated pursuant to Section 9.1(a);

(iii)during the Tranche 3 Draw Period, Borrower may request and the Lender will, subject to the applicable conditions in this Agreement, severally (and not jointly) make in an amount equal to $25,000,000 in the aggregate (the “Tranche 3 Commitment”), one (1) term loan to Borrower (the “Tranche 3 Advance”); provided that the Tranche 3 Commitment shall automatically terminate upon the earliest of the following:  (A) the Tranche 2 Draw Condition does not occur on or prior to December 31, 2022, (B) the Tranche 3 Draw Condition does not occur on or prior to December 31, 2022 and (C) the Tranche 3 Commitment being terminated pursuant to Section 9.1(a);

(iv)during the Tranche 4 Draw Period, Borrower may request and the Lenders will, subject to the applicable conditions in this Agreement, severally (and not jointly) make in the amount of up to $75,000,000.00 in the aggregate (the “Tranche 4 Commitment”), one or more term loans to Borrower, each in the increment(s) of $25,000,000 (each, a “Tranche 4 Advance”); provided that the Tranche 4 Commitment shall automatically terminate upon the earliest of the following:  (A) the Tranche 4 Draw Condition does not occur on or prior to September 30, 2024 and (B) the Tranche 4 Commitment being terminated pursuant to Section 9.1(a); and

(v)during the Tranche 5 Draw Period, Borrower may request and the Lenders will, subject to the applicable conditions in this Agreement, severally (and not jointly) make in the amount of up to $100,000,000.00 in the aggregate (the “Tranche 5 Commitment”), one or more term loans to Borrower, each in the increment(s) of $25,000,000 (each, a “Tranche 5 Advance”); provided that the Tranche 5 Commitment shall automatically terminate upon the earliest of the following:  (A) the Tranche 5 Draw Condition does not occur on or prior to March 31, 2025, (B) the Tranche 4 Draw Conditions do not occur on or prior to September 30, 2024 and (C) the Tranche 5 Commitment being terminated pursuant to Section 9.1(a).

Each Tranche 1 Advance, Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance and Tranche 5 Advance is herein referred to singly as a “Term Loan”, and collectively as the “Term Loans”.  After repayment, no Term Loan may be re-borrowed.  Each Tranche 2 Commitment, Tranche 3 Commitment, Tranche 4 Commitment and Tranche 5 Commitment is herein referred to singly as a “Commitment”, and collectively as the “Commitments”.

(b)Mandatory Draw.  If the Tranche 4 Draw Condition occurs, Borrower shall be required to request a Tranche 4 Advance of at least $25,000,000 during the Tranche 4 Draw Period; provided, however, that if the Tranche 5 Draw Condition occurs prior to the end of the Tranche 4 Draw Period, Borrower may request a Tranche 5 Advance of at least $25,000,000 during the Tranche 5 Draw Period in lieu of the Tranche 4 Advance required under this Section 2.2(b).

(c)Repayment.  Except as otherwise expressly specified in Section 2.2(d) and Section 2.2(e), with respect to each Term Loan made by the Lenders, Borrower shall make (i) quarterly payments commencing on the last Business Day of the seventh (7th) full calendar quarter following the calendar quarter of the Funding Date of such Term Loan in an amount equal to the amounts stated on Schedule 2.2(c) attached hereto for the applicable calendar quarter and (ii) on the Maturity Date, a payment of the Final Payment.  Each Term Loan may only be prepaid, paid or repaid in accordance with Sections 2.2(d), 2.2(e) and 2.8.

(d)Mandatory Payments.  If the Term Loans are (i) accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a), Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to (x) with respect to an Event of Default other than an Event of Default of a type described in Section 8.5, the Regular Default Payment with respect to all Term Loans, and (y) with respect to an Event of Default of a type described in Section 8.5, the Specified Default Payment with respect to all Term Loans, or (ii) repaid, prepaid or otherwise paid under any circumstances other than pursuant to clause (i) directly above, the Borrower shall repay, prepay or pay to Lenders, payable to each Lender in accordance with its respective Pro Rate Share an amount equal to the Final Payment.  Notwithstanding (but without duplication of) the foregoing or anything to the contrary in this Agreement or any other Loan Document, except in the instance described in clause (y) of the immediately preceding sentence, on the Maturity Date, if the Final Payment with respect to each Term Loan had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with its respective Pro Rata Share, the Final Payment in respect of the Term Loan(s).

(e)Voluntary Prepayment of Term Loans. Borrower may at any time prepay all (but not less than all) of the Term Loans advanced by the Lenders under this Agreement, so long as (i) Borrower provides written notice to the Lenders of Borrower’s election to prepay all of the outstanding Term Loans at least ten (10) Business Days prior to such prepayment, (ii) Borrower pays the Final Payment to Lenders on the date of prepayment indicated in such notice and (iii) if the Tranche 4 Draw Condition has occurred, Borrower shall have requested and drawn a Tranche 4 Advance or a Tranche 5 Advance required under Section 2.2(b).  The prepayment notice delivered by Borrower pursuant to the preceding sentence shall be irrevocable; provided that such prepayment notice may state that such prepayment notice is conditioned upon the effectiveness of other transactions or events specified therein, in which case such notice may be permanently revoked by Borrower (by written notice to the Lenders on or prior to the specified effective date) if such condition is not satisfied (and Borrower certifying in writing thereto).  Upon any prepayment of all (but not less than all) of the Term Loans and other Obligations by Borrower pursuant to this Section 2.2(e), all Commitments of the Lenders shall be irrevocably and permanently terminated.

(f)Breakdown of Payment Amounts; Application of Payment Amounts.  Notwithstanding anything to the contrary in this Agreement, the other Loan Documents or any other document, as consideration for the Lenders agreeing to make (and actually making) any Term Loan, the payment amounts set forth on Schedule 2.2(c) for such Term Loan are a combination of interest for such Term Loan at the rate set forth in Section 2.3(a) (and, for the avoidance of doubt, without giving effect to any Default Rate applicable pursuant to Section 2.3(b)), the AFPA Applicable Fees for such Term Loan and principal of such Term Loan, with all such amounts (including, without limitation, all of the Applicable Final Payment Amount) earned as of the date such Term Loan is made by the applicable Lenders and with the application of payments with respect thereto for such Term Loan being applied (i) first, to interest applicable to such Term Loan until all such interest on such Term Loan through the Maturity Date has been paid in full, (ii) second, to the AFPA Applicable Fees on such Term Loan until such AFPA Applicable Fees on such Term Loan through the Maturity Date have been paid in full, and (iii) to the outstanding principal amount of such Term Loan.  Borrower acknowledges and agrees that the Lenders would not have entered into this Agreement or any other Loan Document or agreed (or actually made) any Term Loan without the agreements set forth in the immediately preceding sentence being agreed to by Borrower and the Lenders.  Borrower agrees that neither it nor any other Person shall take any action or file any claim, dispute or proceeding with any court or Person that would adversely impact the Lenders with respect to the bargain agreed to (or the amounts (or the breakdown or application of amounts) to be received by the Lenders) in the first sentence of this Section 2.2(f).  Borrower hereby acknowledges and agrees that the Lenders shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, New York (or any appeals courts thereof) to prevent Borrower or any other Person from taking any such action or filing any such claim, dispute or proceeding.  Borrower agrees that the AFPA Applicable Fees shall be treated as original issue discount and reported as interest for U.S. federal income tax purposes.

Section 2.3Payment of Interest on the Credit Extensions.

(a)Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a rate equal to 1.90% per annum and which amount is included in the Applicable Final Payment Amount for the applicable Term Loans as reflected on Schedule 2.2(c) attached hereto, which interest shall be payable, earned and applied as set forth in Sections 2.2(c), 2.2(d), 2.2(e) and 2.2(f) (with Section 2.2(f) governing and controlling any conflict with respect to any such Sections).  Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full.

(b)Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a rate equal to 4% over the Prime Rate (the “Default Rate”); provided that, solely in the case of an Event of Default for the violation of any covenant in Article 6 (other than Sections 6.1(a), 6.2(a)(i), 6.2(a)(ii), 6.2(a)(iii) and 6.4 and the last sentence of Section 6.9), the Default Rate shall accrue instead upon written notice from the Lender following such Event of Default.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Lender.

(c)Payments.  Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Lender’s office in immediately available funds on the date specified herein.  Payments of principal and/or interest received after 12:00 noon New York time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the immediately preceding Business Day.  All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

Section 2.4Promissory Notes; Note Register.

(a)Each Term Loan shall be evidenced by a separate Promissory Note in the form attached as Exhibit A hereto (each a “Promissory Note”), and shall be repayable as set forth in this Agreement.  Borrower irrevocably authorizes each Lender to make or cause to be made, at the time of receipt of any payment of principal on such Lender’s Promissory Note, an appropriate notation on the applicable Promissory Note reflecting the receipt of such payment.  The outstanding amount of each Term Loan set forth on the applicable Promissory Note shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Promissory Note shall not limit or otherwise affect the obligations (including, without limitation, the Obligations) of Borrower under any Promissory Note or any other Loan Document to make payments of principal of or interest on, and any other Obligations (including, without limitation, the Applicable Payment Amount) owed under, any Promissory Note when due.  Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Promissory Note, Borrower shall issue, in lieu thereof, a replacement Promissory Note in the same principal amount thereof and of like tenor.  Upon any assignment or transfer of any Promissory Note by a Lender, upon such Lender’s (or such assignee’s or transferee’s) request, Borrower shall issue a new Promissory Note reflecting the assigned or transferred interest and a separate new Promissory Note covering any interest remaining with the assigning or transferring Lender.

(b)Borrower will maintain at all times at its principal executive office a register for the Promissory Notes in which it shall record the name and address of the Person or Persons in whose name the Promissory Notes have been issued (including the name and address of each transferee of one or more Promissory Notes) and the principal amount, the stated interest and the AFPA Applicable Fees of the Promissory Notes held by such Person or Persons (the “Note Register”).  The Register shall be available for inspection by RP or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything to the contrary contained herein, the Promissory Notes are registered obligations and the right, title, and interest of each Lender and its assignees in and to such Promissory Notes shall be transferable only upon notation of such transfer in the Note Register.  The Promissory Notes shall only evidence a Lender’s or its assignee’s right, title and interest in and to the related Promissory Notes, and in no event is any such Promissory Note to be considered a bearer instrument or obligation.  For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in Treasury Regulations Section 5f.103-1(c), so that the Promissory Notes are considered to be issued in “registered form” within the meaning of such regulations, and all parties hereto shall construe the provisions of this Agreement to ensure that the Promissory Notes will be considered to have been so issued.

(c)Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest in the Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 2.5Fees and Expenses.  Borrower shall pay to each Lender:

(a)Applicable Payment Amount.  The Lender’s Pro Rata Share of the Applicable Payment Amount, when due hereunder.  The parties hereto hereby acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Non-Default Make Whole Amount, the Regular Default Make Whole Amount and the Specified Default Make Whole Amount (which comprise a portion of the Final Payment, the Regular Default Payment and the Specified Default Payment, respectively) shall constitute liquidated damages and are each a reasonable calculation of the actual damages that would be suffered by the Lenders as a result of any prepayment, early repayment or acceleration, as applicable, of the Term Loan(s) and are each intended to compensate the Lenders for, among other damages, the loss of yield and reinvestment costs.  The parties hereto hereby further acknowledge and agree that the Lenders would not have entered into this Agreement, and the Lenders would not have provided the Commitments and would not have made any Term Loan, without Borrower agreeing to pay the Applicable Payment Amount (including, without limitation, the Non-Default Make Whole Amount, the Regular Default Make Whole Amount and the Specified Default Make Whole Amount, as applicable) in accordance with the provisions of this Agreement.  The parties hereto hereby further acknowledge and agree that neither the Regular Default Make Whole Amount, the Non-Default Make Whole Amount nor the Specified Default Make Whole Amount is intended to act as a penalty or to punish Borrower for any prepayment, early repayment or acceleration of any Term Loan.  Notwithstanding the foregoing, in the event that a court of competent jurisdiction determines (pursuant to a final order that is not subject to a pending appeal and is no longer appealable) that the Regular Default Make Whole Amount, Non-Default Make Whole Amount or the Specified Default Make Whole Amount with respect to a Term Loan is unenforceable, disallowed or for any other reason not payable to the Lenders, then an amount equal to the greater of the maximum amount permitted by law and the Regular Default Make Whole Amount, the Non-Default Make Whole Amount or the Specified Default Make Whole Amount, as applicable, with respect to such Term Loan shall be immediately due and payable and such amount shall be deemed to replace the Regular Default Make Whole Amount,  Non-Default Make Whole Amount or the Specified Default Make Whole Amount, as applicable, with respect to such Term Loan.

(b)Lenders’ Expenses.  All Lenders’ Expenses of such Lender incurred after the Effective Date, on the earlier of (i) when due pursuant to Section 9.1 and (ii) within five (5) Business Days of written demand therefor.  Upon the reasonable written request therefor by Borrower, the applicable Lender will provide Borrower reasonable documentation of such Lenders’ Expenses incurred, subject to redactions and removals for attorney-client privilege information, conflicts of interest information, loan restructuring (or potential loan restructuring) information and other sensitive information.

Section 2.6Withholding.  Payments received by the Lenders from Borrower hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) (“Taxes”), except as required by any Requirement of Law. Specifically, if at any time any Requirement of Law (as determined in the good faith discretion of the Borrower) require Borrower to make any Tax withholding or deduction from any such payment or other sum payable hereunder to the Lenders, Borrower shall be entitled to make such Tax deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower to the applicable Lender shall be increased as necessary so that after such deduction and withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.6) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.  Borrower will, upon request, furnish the Lenders with proof reasonably satisfactory to the Lenders indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings in accordance with GAAP.  The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.  Prior to becoming a party to this Agreement, each Lender shall provide to Borrower an IRS Form W-9 or appropriate IRS Form W-8, as applicable, providing that such Lender is entitled to an exemption from U.S. federal “backup” withholding.

Section 2.7Mitigation. If any Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.6, then such Lender shall (at the written request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.6, in the future, and (ii) would not subject such Lender to any unreimbursed loss, cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all losses and reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.8Change of Control. The Borrower shall give the Lenders written notice of a Change of Control at least fifteen (15) Business Days prior to the consummation thereof but in any event not later than two (2) Business Days following the first public announcement thereof.  Within ten (10) Business Days after the receipt of such written notice, (a) the Lenders, in the exercise of their sole discretion, may deliver a written notice to the Borrower (the “Put Notice”) or (b) the Borrower, in the exercise of its sole discretion, may deliver a written notice to the Lenders (the “Repayment Notice”) that the Final Payment with respect to all Term Loans shall be due and payable and all remaining Commitments shall be automatically terminated upon the consummation of such Change of Control, with no further action taken by any Person as of or after the date of such Put Notice or Repayment Notice, as applicable.  If the Lenders deliver a Put Notice or the Borrower delivers a Repayment Notice, as applicable, then simultaneously with consummation of such Change of Control, the Borrower shall make (or cause to be made) the Final Payment with respect to all Term Loans to the Lenders and all remaining Commitments shall be immediately and automatically terminated upon the consummation of such Change of Control.

ARTICLE 3

CONDITIONS OF LOANS

Section 3.1Conditions Precedent to Initial Credit Extension.  Each Lender’s obligation to make a Term Loan on the Effective Date (or otherwise) is subject to the condition precedent that RP and each Lender shall consent to or shall have received, in form and substance satisfactory to RP and each Lender, such documents, and completion of such other matters, as RP and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)original Loan Documents, each duly executed by Borrower;

(b)a duly executed original Promissory Note in favor of RP;

(c)the Operating Documents and good standing certificates of Borrower and its Subsidiaries that are Loan Parties certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)the Annual Projections, for the current calendar year;

(e)duly executed original officer’s certificate for Borrower and each Subsidiary that is a party to the Loan Documents, in a form acceptable to RP and the Lenders, which shall include a certification that the Borrower and its Subsidiaries are each Solvent;

(f)certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as RP shall request;

(g)a payoff letter from Silicon Valley Bank and Oxford Finance LLC in respect of the Existing Indebtedness;

(h)evidence that (i) the Liens securing the Existing Indebtedness have been (or will be on the Effective Date) terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(i)a duly executed legal opinion of counsel to Borrower with respect to this Agreement and the other Loan Documents dated as of the Effective Date; and

(j)a duly executed copy of (i) the Revenue Participation Right Purchase Agreement dated as of the Effective Date, by and between Borrower and Royalty Pharma Investments 2019 ICAV (the “Purchase Agreement”) and (ii) the Amendment No. 1 to Royalty Purchase Agreement dated as of the Effective Date, by and between Borrower and RPI Finance Trust (the “2017 PA Amendment”), which amends certain provisions of that certain Royalty Purchase Agreement, dated as of February 1, 2017, by and between the same parties (the “2017 PA”), in each case of clause (i) and clause (ii), which shall be in full force and effect as of such time and the transactions thereunder that are intended to occur on the Effective Date shall have occurred (or shall have substantially concurrently occurred) pursuant to the terms and conditions thereof.

Section 3.2Conditions Precedent to all Credit Extensions.  The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)receipt by the Lenders of an executed Disbursement Letter in the form of Exhibit B attached hereto;

(b)the representations and warranties in Article 5 hereof shall be true, accurate and complete in all material respects on the date of the Disbursement Letter and on the Funding Date of each Credit Extension; provided, however that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date and provided, further that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and no default (including prior to giving effect to any grace or cure period) or Event of Default shall have occurred and be continuing or result from the Credit Extension;

(c)with respect to each Credit Extension made by each Lender after the Effective Date, receipt by such Lender of one or more duly executed Promissory Notes, in number, form and content acceptable to such Lender, and in favor of such Lender; and

(d)receipt by the Lenders of a certificate of a Responsible Officer of the Borrower certifying that (i) the conditions set forth in clauses (b) and (c) of this Section 3.2 have been satisfied, (ii) the Borrower and its Subsidiaries are each Solvent, and (iii) the Tranche 2 Draw Period, Tranche 3 Draw Period, Tranche 4 Draw Period or Tranche 5 Draw Period, as applicable, has commenced and is continuing.

Section 3.3Covenant to Deliver.  Borrower agrees to deliver to RP and the Lenders each item required to be delivered to RP under this Agreement as a condition precedent to any Credit Extension.  Borrower expressly agrees that a Credit Extension made prior to the receipt by RP or any Lender of any such item shall not constitute a waiver by RP or any Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

Section 3.4Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail or telephone by 12:00 noon New York time fifteen (15) Business Days prior to the date the Term Loan is to be made.  Together with any such electronic or telephonic notification, Borrower shall deliver to the Lenders by electronic mail a completed Disbursement Letter executed by a Responsible Officer or his or her designee.  The Lenders may rely on any telephone notice given by a person whom a Lender reasonably believes is a Responsible Officer or designee.  On the Funding Date, each Lender shall credit to the Borrower’s account detailed in the Disbursement Letter.

ARTICLE 4

[Reserved]

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lenders as follows:

Section 5.1Due Organization, Authorization:  Power and Authority.  Borrower and each of its Subsidiaries is duly existing and in good standing as a registered organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement (including, without limitation, the Purchase Agreement, the 2017 PA, Amendment or the 2017 PA) by which Borrower or any of such Subsidiaries, or their respective properties, is bound.  Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

Section 5.2[Reserved].

Section 5.3Litigation.  Except as disclosed in accordance with Section 6.9 hereof, there are no actions, suits, investigations, or proceedings pending or, to Borrower’s Knowledge, threatened in writing by or against Borrower or any of its Subsidiaries involving more than [ * ].

Section 5.4No Material Deterioration in Financial Condition; Financial Statements.  All consolidated financial statements for Borrower and its Subsidiaries, delivered to RP fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Borrower and its Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries.  There has not been any Material Adverse Change since the date of the most recent financial statements submitted to any Lender.

Section 5.5Solvency.  Borrower, taken together with its Subsidiaries, is Solvent.

Section 5.6Regulatory Compliance.  Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change.  Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, in all material respects.

None of Borrower, any of its Subsidiaries, or, to Borrower’s Knowledge, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) a Blocked Person.  None of Borrower, any of its Subsidiaries, or to Borrower’s Knowledge, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order, or any other Anti-Terrorism Law.

Section 5.7Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests, other equity securities or other Equity Interests except as set forth on Schedule 5.7, Permitted Investments and as otherwise disclosed in writing to the Lenders as an update to Schedule 5.7 (but solely to the extent such transaction would not be in violation of Section 7.7).

Section 5.8Tax Returns and Payments; Pension Contributions.  Borrower and each of its Subsidiaries has timely filed all required tax returns and reports or extensions thereof, and Borrower and each of its Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries, in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the following sentence.  Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary, in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted and for which adequate reserves are being maintained in accordance with GAAP. To Borrower’s Knowledge, there are no claims or adjustments proposed for any of Borrower’s or such Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries.  Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

Section 5.9Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely (i) to support the commercialization of the Products, (ii) to pay transaction fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) to repay and discharge the Existing Indebtedness and (iv) as working capital and to fund its general business requirements.

Section 5.10[Reserved].

Section 5.11Full Disclosure.  No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to RP or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to RP or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon assumptions believed by Borrower to be reasonable at the time made are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and that such differences may be material, and no representation or warranty is given that any projection or forecast will be realized).

Section 5.12Definition of “Knowledge”.  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s Knowledge, or with a similar qualification, “Knowledge” means the actual knowledge of [ * ], after reasonable due inquiry; provided that in the case of “Borrower’s Knowledge” with respect to agents of Borrower or its Subsidiaries in the second paragraph of Section 5.6, it shall mean actual knowledge of the foregoing officers, without any inquiry.

ARTICLE 6

AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

Section 6.1Government Compliance.

(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.  Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents.  Borrower shall promptly provide copies to the Lenders of any material Governmental Approvals related to any Products in the United States and the Major European Countries.

Section 6.2Financial Statements, Reports, Certificates.

(a)Deliver the Lenders:

(i)as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter (other than the fourth fiscal quarter of any fiscal year), a company prepared consolidated balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its Subsidiaries for such quarter;

(ii)as soon as available, but no later than ninety-five (95) days after the last day of Borrower’s fiscal year or within five (5) days of filing with the SEC, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young LLP or another independent certified public accounting firm of recognized national standing;

(iii)as soon as available after approval thereof by Borrower’s Board of Directors, but no later than sixty (60) days after the last day of each of Borrower’s fiscal years, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s Board of Directors, which such annual financial projections shall be set forth in a quarter by quarter format (such annual financial projections as originally delivered to the Lenders are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections that have been approved by Borrower’s Board of Directors, shall be delivered to the Lenders no later than seven (7) days after such approval);

(iv)within five (5) days of delivery, copies of all material statements, reports and notices made available to Borrower’s holders of Borrower’s Indebtedness in excess of [ * ];

(v)within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(vi)prompt notice of any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property, taken as a whole, related to the Products; and

(vii)other information as reasonably requested by any Lender.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b)Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, during regular business hours upon reasonable prior written notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of Borrower’s books and records, and to conduct a collateral audit and analysis of its operations.  Such audits shall be conducted no more often than once in any twelve-month period unless (and more frequently if) an Event of Default has occurred and is continuing.

Section 6.3[Reserved].

Section 6.4Taxes; Pensions.  Timely file and cause each of its Subsidiaries to timely file, all required tax returns and reports or extensions thereof and timely pay, and cause each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

Section 6.5Insurance.  Keep Borrower’s and its Subsidiaries’ business insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location.

Section 6.6[Reserved].

Section 6.7Protection of Intellectual Property Rights.  Borrower and each of its Subsidiaries shall:  (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to the Products; (b) promptly advise RP in writing of infringement by a third party of its Intellectual Property that is material to the Products; and (c) not allow any Intellectual Property material to the Products to be abandoned, forfeited or dedicated to the public without RP’s prior written consent (except for any abandonment, forfeiture or dedication to the public of any Intellectual Property or rights relating thereto that are uneconomical, negligible, obsolete, or otherwise no longer material to the Products, in each case, as determined by Borrower in good faith).

Section 6.8Litigation Cooperation.  Commencing on the Effective Date and continuing through the termination of this Agreement, make available to RP and the Lenders, without expense to RP or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that RP or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against RP or any Lender relating to Borrower.

Section 6.9Notices of Litigation and Default.  Borrower will give prompt written notice to RP and the Lenders of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of [ * ] or more or which could reasonably be expected to have a Material Adverse Change.  Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower’s Knowledge of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to RP and the Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

Section 6.10Further Assurances.

(a)Execute any further instruments and take further action as RP or any Lender reasonably requests to effect the purposes of this Agreement.

(b)Deliver to RP, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that (i) could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to the Products in the United States or the Major European Countries or (ii) otherwise could reasonably be expected to have a Material Adverse Change; provided that in each case, Borrower shall be permitted to redact any data, reports or other information, the disclosure of which would violate confidentiality requirements or applicable laws, including, without limitation, Health Insurance Portability and Accountability Act of 1996 (or any comparable state laws), the General Data Protection Regulation (EU) 2016/679 (whether by direct application or contractual obligation), or other applicable data privacy laws, regulations or contractual obligations with respect to personal data.

ARTICLE 7

NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of RP:

Section 7.1Dispositions.  (a) Convey, sell, lease, transfer, license, assign, or otherwise dispose of (collectively, “Transfer”) all or substantially all of the business or property of Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary), or (b) Transfer the right to Commercialize any pharmaceutical product containing or comprising omecamtiv mecarbil or aficamten (each such product, a “Product”) in the United States or in the case of aficamten, any Major European Country; provided, however, that the foregoing shall not restrict Borrower from, without RP’s consent, (i) selling, assigning, transferring, or otherwise disposing of inventory of the Product in the ordinary course of business in connection with the Development or Commercialization of the Product, (ii) entering into and performing obligations or exercising rights under a Co-Commercialization Agreement, (iii) selling, assigning, transferring or otherwise disposing of assets that are material to the Development or Commercialization of the Product that are no longer reasonably necessary in the Development or Commercialization of the Product (such as obsolete equipment); (iv) entering into a Permitted License; (v) any Transfer of assets among the Loan Parties; or (vi) any Transfer of Marketing Approvals for a Product in any jurisdiction (other than the United States) to any Subsidiary or other Person in connection with a permitted transfer hereunder for the Commercialization by such Subsidiary or Person of such Product in such jurisdiction (or in the case of the Transfer to a Subsidiary, in connection with Commercialization by a Loan Party in such jurisdiction).

Section 7.2Changes in Business.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the business of developing and Commercializing pharmaceutical products and other businesses reasonably related or incidental thereto; or (b) liquidate or dissolve except that (i) any Subsidiaries of Borrower may be dissolved or liquidated into Borrower or another Loan Party and (ii) any Subsidiary that is not a Loan Party may be dissolved or liquidated into, any other Subsidiary that is not a Loan Party.

Section 7.3Mergers or Acquisitions.  (a) Merge or consolidate with any other Person unless (i) in connection with any merger or consolidation involving the Borrower, the Borrower is the surviving legal Person, (ii) in connection with any merger or consolidation of a Subsidiary with or into a Loan Party, the surviving legal Person is a Loan Party, or (iii) in connection with any merger or consolidation involving a Subsidiary of the Borrower that is not a Loan Party with any Person that is not a Loan Party, such Subsidiary is the surviving legal Person (except with respect to when such Subsidiary is an Immaterial Subsidiary) and (b) divide or split into one or more Persons unless all of the Persons into which the Borrower or any other Loan Party divided or split become co-Borrowers or Guarantors (with at least one such Person being a Borrower, which shall be determined by RP and the Lenders in their sole discretion).

Section 7.4Indebtedness.  (a) Create, incur, assume, or be liable for any Indebtedness secured by a Lien on the assets of the Borrower or its Subsidiaries other than Permitted Secured Indebtedness or (b) create, incur, assume, or be liable for any Indebtedness that is a debt security issued by the Borrower or its Subsidiaries which is convertible into or exchangeable for Equity Interests of the Borrower (or any of its Subsidiaries) and/or cash (in an amount determined by reference to the price of such Equity Interests), other than (I) Indebtedness that (i) is unsecured, (ii) will not have a stated maturity prior to the date that is the later of (A) five (5) years from the date of issuance and (B) December 31, 2027, (iii) has no scheduled amortization or principal payments or requires any mandatory redemptions or payments of principal in cash prior to the date that is five (5) years from the date of issuance other than customary payments upon the occurrence of an event of default, a change of control or fundamental change event (provided that this clause (iii) does not prohibit Borrower from (x) paying the principal amount of a convertible security in cash at maturity or voluntarily (but not mandatorily) upon conversion prior to maturity, (y) settling any conversion or exchange thereof in Equity Interests of the Borrower or (z) paying cash in lieu of fractional shares) and (iv) immediately before and after giving pro forma effect to the incurrence of such Indebtedness and any concurrent use of proceeds thereof, no default under the Loan Documents or Event of Default shall have occurred and be continuing, and (II) the Existing Convertible Indebtedness (and together with the Indebtedness that satisfies each of the requirements and conditions in preceding clauses (I), collectively, the “Permitted Convertible Indebtedness”).

Section 7.5Amendments of Certain Documents.  Amend or enter into any documents or agreements evidencing any Indebtedness, royalty purchase agreements, licenses, sublicenses or documents or agreements related to any biopharmaceutical products of Borrower or its Subsidiaries, in each case in a manner that would reasonably result in a Material Adverse Change.

Section 7.6[Reserved]

Section 7.7Distributions; Investments.  (a) Pay any dividends (other than dividends payable solely in Equity Interests) or make any distribution or payment in respect of or redeem, retire or purchase any Equity Interests (all of the foregoing, the “Restricted Payments”) except that Borrower or any Subsidiary may (i) repurchase Equity Interests of Borrower from current or former employees, directors or consultants pursuant to stock repurchase agreements or stock purchase plans so long as such repurchases do not exceed [ * ] in the aggregate per fiscal year and no default under the Loan Documents or Event of Default then exists or would be caused thereby, (ii) repurchase Equity Interests of Borrower from current or former employees, directors or consultants pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees in the ordinary course of business regardless of whether an Event of Default exists, (iii) convert or exchange of any of its convertible securities of Borrower into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof to the extent no Event of Default then exists or would be caused thereby and, solely in the case of cash conversions (other than cash in lieu of fractional shares), no default under the Loan Documents then exists or would be caused thereby, (iv) purchase for value of any rights distributed in connection with any stockholder rights plan to the extent no default under the Loan Documents or Event of Default then exists or would be caused thereby, (v) purchases of Equity Interests of Borrower with the proceeds received from a substantially concurrent issuance of Equity Interests or convertible securities to the extent no default under the Loan Documents or Event of Default then exists or would be caused thereby; (vi) purchases of Equity Interests of Borrower pledged as collateral for loans to employees in the ordinary course of business to the extent no Event of Default then exists or would be caused thereby; (vii) purchases of Equity Interests of Borrower in connection with (A) the exercise of warrants, stock options or stock appreciation rights of Borrower by way of cashless (or “net”) exercise, or (B) the satisfaction of withholding tax obligations, in each case of this clause (vii), to the extent no Event of Default then exists or would be caused thereby; (viii) cash payments in lieu of the issuance of fractional shares upon exercise, conversion or exchange of warrants, stock option or convertible securities of Borrower to the extent no Event of Default then exists or would be caused thereby; and (ix) the purchase of any Permitted Equity Derivatives and any settlement, unwinding or other termination of any Permitted Equity Derivatives to the extent no default under the Loan Documents or Event of Default then exists or would be caused thereby or (b) directly or indirectly make any loan, advance, investment, payment or capital contribution to its Subsidiaries or Joint Ventures (other than Permitted Investments), unless such Subsidiary or Joint Venture provides a Guaranty in form and substance satisfactory to RP and the Lenders.

Section 7.8Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) equity investments by Borrower’s investors in Borrower, (c) reasonable and customary fees paid to members of Borrower’s or a Subsidiary’s Board of Directors in the ordinary course of business; (d) transactions among Loan Parties and transactions among Subsidiaries that are not Loan Parties, in each case, so long as such transactions are Permitted Investments and are incurred in the ordinary course of business, and (e) employment arrangements in the ordinary course of business.

Section 7.9Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA in excess of [ * ], permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

Section 7.10Compliance with Anti-Terrorism Laws.  The Lenders hereby notify Borrower and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and the Lenders’ policies and practices, the Lenders are required to obtain, verify and record certain information and documentation that identifies Borrower and each of its Subsidiaries and their principals, which information includes the name and address of Borrower and each of its Subsidiaries and their principals and such other information that will allow the Lenders to identify such party in accordance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Borrower and each of its Subsidiaries shall immediately notify RP and the Lenders if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No.  13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 8

EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

Section 8.1Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

Section 8.2Covenant Default.

(a)(i) Borrower or any Loan Party violates any covenant in Section 6.2(a)(i), 6.2(a)(ii) or 6.2(a)(iii), Section 6.4 (Taxes) or Article 7, (ii) Borrower or any Loan Party violates the last sentence of Section 6.9 (Notice of Default) or (iii) Borrower or any Loan Party fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates) (other than Section 6.2(a)(i), 6.2(a)(ii) or 6.2(a)(iii)), Section 6.5 (Insurance), Section 6.9 (Notice of Litigation and Default) (other than the last sentence thereof) or Section 6.10 (Further Assurances) and, solely in the case of this clause (a)(iii), Borrower has failed to cure such default within 10 days after notice from RP or any Lender; or

(b)Borrower or any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Article 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 30 days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the 30 day period or cannot after diligent attempts by Borrower be cured within such 30 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed 45 days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this Section shall not apply, among other things, to covenants set forth in subsection (a) above;

Section 8.3[Reserved];

Section 8.4Attachment; Levy; Restraint on Business. (a) Any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (b) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;

Section 8.5Insolvency.  (a) Borrower, taken together with its Subsidiaries, is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

Section 8.6Other Agreements.  There is a default in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of [ * ] or that could reasonably be expected to have a Material Adverse Change; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon RP receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) RP or any Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of RP be materially less advantageous to Borrower; provided, further, that this Section 8.6 shall not apply to (A) any secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are timely made as required by the terms of the respective Indebtedness, and (B) any Indebtedness of any Person that is being acquired by Borrower or any Subsidiary (to the extent such acquisition is not prohibited by the terms of this Agreement) that becomes due as a result of such acquisition so long as such Indebtedness is timely repaid as required by the terms thereof;

Section 8.7Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least [ * ] (not covered by independent third-party insurance as to which liability has been accepted in full by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

Section 8.8Misrepresentations.  Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to RP and/or Lenders or to induce RP and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

Section 8.9Marketing Approvals.  Any Marketing Approval of either Product from the FDA or the EMA shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change.

Section 8.10Delisting.  Other than in connection with a Change of Control, the shares of common stock of Borrower are delisted from The NASDAQ Stock Market because of either (a) a voluntary delisting or (b) a failure to comply with continued listing standards thereof, in either case which results in such shares not being listed on any other nationally recognized stock exchange in the United States.

Section 8.11Purchase Agreement and 2017 PA Amendment.  A default shall occur in the payment when due in respect of any of Borrower’s obligations under the Purchase Agreement or the 2017 PA Amendment and such default continues for fifteen (15) Business Days after the receipt by the Borrower of written notice thereof by Royalty Pharma Investments 2019 ICAV, RPI Finance Trust or a Lender (or, in each case, any assignee or transferee thereof); provided that such fifteen (15) Business Day period shall not commence at any time in which the non-payment is subject to a good faith dispute of the Borrower that is actively and continuously being pursued and negotiated.

ARTICLE 9

RIGHTS AND REMEDIES

Section 9.1Rights and Remedies.

(a)Upon the occurrence and during the continuance of an Event of Default, RP may, without notice or demand, do any or all of the following:  (i) deliver notice of the Event of Default to Borrower, or (ii) by notice to Borrower declare all Obligations (including, without limitation and without duplication, the Regular Default Payment) immediately due and payable and terminate all Commitments (but if an Event of Default described in Section 8.5 occurs, all Obligations (including, without limitation and without duplication, the Specified Default Payment) shall be immediately due and payable and all Commitments shall immediately terminate without any notice or action by RP or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or any other Loan Document (but if an Event of Default described in Section 8.5 occurs, all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or any other Loan Document shall immediately terminate without any action by RP or the Lenders).

(b)Without limiting the rights of RP and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, RP shall have the right, without notice or demand, commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c)Without limiting the rights of RP and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, RP shall have the right, without notice or demand, to exercise all rights and remedies available to RP and each Lender under the Loan Documents or at law or equity.

Section 9.2Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by RP from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and RP and Lenders on the other, RP shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as RP may deem advisable notwithstanding any previous application by RP.  RP, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower.  Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by RP.  If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims.  To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.

Section 9.3No Waiver; Remedies Cumulative.  Failure by RP or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of RP or any Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by RP and the Required Lenders and then is only effective for the specific instance and purpose for which it is given.  The rights and remedies of RP and the Lenders under this Agreement and the other Loan Documents are cumulative.  RP and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity.  The exercise by RP or any Lender of one right or remedy is not an election, and RP’s or any Lender’s waiver of any Event of Default is not a continuing waiver.  RP’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

Section 9.4Demand Waiver.  Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by RP or any Lender on which Borrower or any Subsidiary is liable.

ARTICLE 10

NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered:  (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail transmission with an acknowledgement of receipt being produced by the recipient’s email account; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or electronic mail address indicated below.  Any of RP, Lender or Borrower may change its mailing address or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Article 10.  So long as the Lenders consist of RP and/or Affiliates of RP, any notice, report or other information required to be delivered to the Lenders under this Agreement or any other Loan Document shall be deemed delivered upon delivery of such notice, report or such other information to RP.

If to Borrower:

CYTOKINETICS, INCORPORATED

350 Oyster Point Boulevard

South San Francisco, CA 94080

Attn:  General Counsel

Email:  [ * ]

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention: Gian-Michele a Marca

Email: [ * ]

If to RP:

ROYALTY PHARMA DEVELOPMENT FUNDING, LLC
110 E. 59th Street, Suite 3300
New York, NY 10022
Attention:  George Lloyd
Email:  [ * ]

with a copy (which shall not constitute notice) to:

Goodwin Procter
100 Northern Avenue
Boston, MA 02210
Attn:  Arthur McGivern, Jacqueline Mercier and Kristopher Ring
Email:  [ * ]

ARTICLE 11

CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Section 11.1Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.2JURISDICTION; VENUE.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BORROWER AND ITS SUBSIDIARIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BORROWER AND ITS SUBSIDIARIES HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH OF THE BORROWER AND ITS SUBSIDIARIES HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.  THE BORROWER AND ITS SUBSIDIARIES AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BORROWER AND ITS SUBSIDIARIES IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO ARTICLE 10 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE BORROWER AND ITS SUBSIDIARIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

ARTICLE 12

GENERAL PROVISIONS

Section 12.1Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without RP’s and each Lender’s prior written consent (which may be granted or withheld in RP’s and each Lender’s discretion, subject to Section 12.6).  The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement, any Promissory Note and the other Loan Documents, except that RP shall not be permitted to assign its remaining Commitments when no Event of Default pursuant to Sections 8.1, 8.2(a), 8.4, 8.5, 8.10 or 8.11 has occurred and is continuing other than to an Affiliate or related or managed fund thereof, and in the case of any such assignment to such an Affiliate or related or managed fund, RP shall continue to remain obligated with respect to any remaining Commitments until such time as such applicable Commitment terminates, expires, is used or is exhausted.  [ * ].

Section 12.2Indemnification.  Borrower agrees to indemnify, defend and hold RP and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing RP or the Lenders (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between RP, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.  Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by RP or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

Section 12.3[ * ]

Section 12.4Severability of Provisions.  If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 12.5[Reserved].

Section 12.6Amendments in Writing; Integration.  (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, RP and the Required Lenders provided that:

(i)no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)no such amendment, waiver or modification that would affect the rights and duties of RP shall be effective without RP’s written consent or signature;

(iii)no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (E) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (E), pursuant to a merger or consolidation permitted pursuant to this Agreement; (F) amend any of the provisions of Section 9.2 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments or setoffs hereunder; or (G) amend any of the provisions of Section 12.10.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (F) and (G) of the preceding sentence;

(iv)the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and RP pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b)Other than as expressly provided for in Section 12.6(a)(i)-(iii), RP may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c)This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

Section 12.7Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

Section 12.8Survival.  All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrower in Section 12.2 to indemnify each Lender and RP, as well as the confidentiality provisions in Article 13 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

Section 12.9[Reserved].

Section 12.10Cooperation of Borrower.  If necessary, Borrower agrees to (i) execute any documents (including new Promissory Notes) reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment or Term Loan to an assignee in accordance with Section 12.1, (ii) make Borrower’s management available to meet with RP and prospective participants and assignees of Term Loan Commitments or Credit Extensions (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing) during normal business hours and upon reasonable prior written notice (unless an Event of Default has occurred and is continuing), and (iii) assist RP or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment or Term Loan reasonably may request.  Subject to the confidentiality provisions in Article 13, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

ARTICLE 13

CONFIDENTIALITY

Section 13.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties hereto agree that, for the term of this Agreement and for [ * ], each Lender shall keep confidential and shall not publish or otherwise disclose to Third Parties and shall not use for any purpose other than (I) to monitor, administer and enforce this Agreement and (II) as otherwise provided for in this Agreement or any other Loan Document (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the Loan Parties directly relating to the transactions contemplated hereunder and delivered pursuant to this Agreement (such information, “Confidential Information” of the Loan Parties), except for that portion of such information that:

(a)was already known to such Lender, other than under an obligation of confidentiality, at the time of disclosure by the Loan Parties;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to such Lender;

(c)became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of such Lender or its Representatives in breach of this Agreement;

(d)is independently developed by such Lender or any of its Affiliates, as evidenced by written records, without the use or reference of the Confidential Information;

(e)was disclosed to such Lender, other than under an obligation of confidentiality by a Third Party who had no obligation to such Lender not to disclose such information to others; or

(f)is subsequently disclosed to such Lender on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 13.2Authorized Disclosure.  Any Lender may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(a)prosecuting or defending litigation;

(b)complying with applicable laws and regulations, including regulations promulgated by a global stock market or securities exchanges;

(c)complying with a valid order of a court of competent jurisdiction or other governmental entity;

(d)disclosure to its Representatives for the sole purpose of enabling such Representatives to provide advice to such Lender on a need-to-know basis, provided that each of such recipients of Confidential Information must be bound by customary obligations of confidentiality and non-use at least as stringent as those imposed upon the parties pursuant to Section 13.1 prior to any such disclosure;

(e)upon the prior written consent of the Loan Parties;

(f)prospective Lenders or participants, subject to such Persons agreeing to be bound by the provisions of this Article 13;

(g)in connection with exercising rights or remedies under the Loan Documents, the Purchase Agreement, the 2017 PA Amendment or any related documents; or

(h)disclosure to actual and potential acquirors, investors and other sources of funding, including underwriters, debt financing, royalty financing partners, or co-investors, and their respective attorneys, accountants, consultants, financial advisors and other professional representatives (“Financial Advisors”); provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction, funding transaction or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality prior to any such disclosure; provided that, in the event such Lender is required to make a disclosure of the Confidential Information of the Loan Parties pursuant to Sections 13.2(b), or (c), it will, except where impracticable (or prohibited), give reasonable advance written notice to the Loan Parties of such disclosure and use reasonable efforts to secure confidential treatment of such information.

Each Lender shall be liable to the Loan Parties for any breach by its Affiliates or Representatives, if any such Person violates the terms of its confidentiality obligation or any of the terms set forth in this Agreement as if such Person was a party hereto.

Each Lender hereby acknowledges that Borrower may from time to time provide such Lender with information that may constitute material non-public information with respect to itself and Licensees.  Borrower makes no representation or warranty and assumes no duty to inform any Lender whether any information delivered to such Lender pursuant to this Agreement constitutes material non-public information.  Each Lender hereby agrees that it shall not, and shall cause its Affiliates or Representatives to not, trade any securities of Borrower while in possession of any information received by it from Borrower pursuant to this Agreement, in each case, in violation of applicable securities laws.

ARTICLE 14

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“2017 PA” is defined in Section 3.1(j).

“2017 PA Amendment” is defined in Section 3.1(j).

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“aficamten” means any pharmaceutical that contains the Borrower’s proprietary small molecule cardiac myosin inhibitor product, referred to as aficamten (also formerly known as CK-274), and any current or future forms thereof, including any reformulations, prodrugs, metabolites, racemates, deuterated forms, pharmaceutical hydrates, solvates, salts, crystalline, bases, esters, isomers, optical isomers, or polymorphs thereof, in any strength, form, formulation, regimen, administration or delivery route.

“AFPA Applicable Fees” means, with respect to any Term Loan, the amount equal to (a) the Applicable Final Payment Amount for such Term Loan, minus (b) the sum of (i) the outstanding principal amount of such Term Loan and (ii) unpaid (accrued or not accrued) interest of such Term Loan at the rate set forth in Section 2.3(a) (and, for the avoidance of doubt, without giving effect to any Default Rate applicable pursuant to Section 2.3(b)).

“Agreement” is defined in the preamble hereof.

“Annual Projections” is defined in Section 6.2(a).

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“APA Applicable Fees” means, with respect to any Term Loan, the amount equal to (a) the Applicable Payment Amount for such Term Loan, minus (b) the sum of (i) the outstanding principal amount of such Term Loan and (ii) unpaid (accrued or not accrued) interest of such Term Loan at the rate set forth in Section 2.3(a) (and, for the avoidance of doubt, without giving effect to any Default Rate applicable pursuant to Section 2.3(b)).

“Applicable Final Payment Amount” is defined in Schedule 2.2(c) to this Agreement.

“Applicable Multiplier Amount” means, with respect to each Term Loan made by the applicable Lenders, (a) the principal amount of such Term Loan at the time initially made by such Lenders, divided by (b) 25,000,000.  For the avoidance of doubt, the minimum amount that any Applicable Multiplier Amount may be is 1.

“Applicable Payment Amount” means (a) in all instances and circumstances other than pursuant to clause (b) and clause (c) directly below, the Final Payment, (b) upon an acceleration pursuant to Section 9.1(a) following the occurrence of an Event of Default other than an Event of Default of a type described in Section 8.5, the Regular Default Payment or, (c) upon an acceleration pursuant to Section 9.1(a) following the occurrence of an Event of Default of a type described in Section 8.5, the Specified Default Payment, in each case, as applicable.

“Blocked Person” is any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or legal holiday on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business.

“Cash Management Obligations” means obligations (in each case, except for business credit cards and overdraft protection, to the extent not constituting a line of credit) in respect of treasury, depository, overdraft, cash pooling, credit or debit cards (including non-card electronic payables), credit card processing services, electronic funds transfer (including automated clearing house funds transfers), and other cash management arrangements, in each case, entered into in the ordinary course of business of the Borrower.

“Change of Control” means (a) the occurrence of a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, following which the holders of the stock of Borrower immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (i) no longer hold a majority of the shares of the stock of Borrower or (ii) no longer have the ability to elect a majority of the board of directors of the Borrower, (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of [ * ] % or more on a fully diluted basis of the voting interests in the Borrower’s stock, (c) a sale of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole, or (d) a “change of control” however so defined in any document, agreement or instrument governing or evidencing any Indebtedness in excess of $[ * ] or, in each case, any term of similar effect, shall occur.

“Claims” are defined in Section 12.2.

“Co-Commercialization Agreement” means any agreement to which Borrower or any of its Subsidiaries is a party pursuant to which [ * ].

“Code” is the Internal Revenue Code of 1986, as amended.

“Commercialize” or “Commercialization” or “Commercializing” means any and all activities directed to exclusive licensing, marketing, promoting, distributing, importing, exporting, offering to sell, or selling a product, including commercial manufacturing activities.

“Commitment” and “Commitments” have the respective meanings set forth in Section 2.2.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Communication” is defined in Article 10.

“Confidential Information” is defined in Section 13.1.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 6.2(a) at such date.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan or any other extension of credit by RP or Lenders for Borrower’s benefit pursuant to this Agreement or any other Loan Document.

“Default Rate” is defined in Section 2.3(b).

“Develop” or “Developing” means engaging in manufacturing, preclinical, clinical, or other research and development activities (including manufacturing activities related thereto) directed towards obtaining Marketing Approval. “Development” means the process of Developing.

“Disbursement Letter” is that certain form attached hereto as Exhibit B.

[ * ]

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is defined in the preamble of this Agreement.

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Equity Interests” means, with respect to any Person, any of the shares (including American depositary shares or receipts) or shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares (including American depositary shares or receipts) or shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares (including American depositary shares or receipts) or shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares (including American depositary shares or receipts), warrants, options, rights or other interests are outstanding on any date of determination; provided that “Equity Interests” shall not include any debt securities and other Indebtedness convertible into or exchangeable for any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Article 8.

“Excluded Product” means any compound, molecule or other pharmaceutical product developed or licensed by Borrower (or any of its Subsidiaries) that (x) is not a Product, or (y) does not contain or comprise a Product. For the avoidance of doubt, the Excluded Product shall include reldesemtiv, a fast skeletal muscle troponin activator developed by Borrower.

“Excluded Product Assets” means, collectively, Borrower’s and its Subsidiaries’ rights, title and interests in any Excluded Product (including all inventory, raw material and work in progress of such Excluded Product) and product rights solely related to Excluded Products (including, without limitation, (w) any Intellectual Property or other intellectual property rights, (x) regulatory filings, submissions and approvals with or from any regulatory authorities, including any clinical data thereunder, (y) any in-licenses, and (z) out-licenses, in each case, solely related to Excluded Products) owned, licensed or otherwise held by Borrower or any of its Affiliates and any proceeds thereof, including (i) all accounts receivable and payment intangibles solely resulting from the sale, license or other disposition of such Excluded Product by Borrower or its Subsidiaries, (ii) cash and cash equivalents to the extent traceable solely from such sale, license or deposition in the foregoing clause (i), and (iii) any deposit or securities accounts holding such cash and equivalents and/or proceeds of such accounts receivable and payment intangibles in the foregoing clauses (i) and (ii).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment, or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Error! Reference source not found., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with the last sentence of Error! Reference source not found. and (d) any withholding Taxes imposed under FATCA.

“Existing Convertible Indebtedness” is those certain 4.0% convertible senior notes due 2026 issued by Borrower on November 13, 2019 in an aggregate principle amount of $138,000,000, in each case, in the form in effect as of such date.

“Existing Indebtedness” is the indebtedness of Borrower to Oxford Finance LLC and Silicon Valley Bank under that certain Loan and Security Agreement, dated May 17, 2019 (as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as November 6, 2019, that certain Second Amendment to Loan and Security Agreement dated as November 7, 2019, that certain Third Amendment to Loan and Security Agreement dated as of July 16, 2020, and that certain Fourth Amendment to Loan and Security Agreement dated as of June 30, 2021, entered into by and between Oxford Finance LLC, Silicon Valley Bank and Borrower).

“FATCA” means:

(a) sections 1471 to 1474 of the Code or any associated regulations;

(b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in clause (a) above; or

(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in clause (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FDA” means the Food and Drug Administration of the United States, or any successor entity thereto.

“Final Payment” is, with respect to a Term Loan, a cash payment (in addition to and not a substitution for the regular quarterly payments of principal plus accrued interest) on such Term Loan equal to the sum of (A) the Applicable Final Payment Amount for such Term Loan, plus (B) all Lenders’ Expenses (to the extent invoiced prior to the payment of the Final Payment) and all other outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations that have not yet been asserted), and interest at the Default Rate with respect to any past due amounts.

“Foreign Subsidiary” is any Subsidiary of Borrower that is not organized in the United States or any state or territory thereof.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“Governmental Approval” is (a) for purposes of Section 6.1(b) and Section 6.10(b), any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration issued by any Governmental Authority and (b) for all other purposes in the Loan Documents (including, without limitation, Section 5.1), any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Immaterial Foreign Subsidiary” means, as of any date of determination, any Foreign Subsidiary of Borrower that [ * ].

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of Borrower that [ * ].

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any Subsidiary’s right, title and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)any and all source code;

(d)any and all design rights which may be available to Borrower;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest, other securities or other Equity Interests), and any loan, advance, payment or capital contribution to any Person.

“Ji Xing” means Ji Xing Pharmaceuticals Limited, a company organized under the laws of the Cayman Islands.

“Ji Xing Collaboration Agreements” means, collectively, (i) that certain License and Collaboration Agreement, dated as of July 14, 2020, between the Seller and Ji Xing and (ii) that certain License and Collaboration Agreement, dated as of December 20, 2021, between the Seller and Ji Xing, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Joint Venture” is, with respect to any Person, other than any Subsidiary of such Person, any other Person of which at least [ * ] of the voting stock or other Equity Interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person, its Affiliates or through one or more intermediaries.

“Knowledge” is defined in Section 5.12.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee or transferee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and out-of-pocket expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by the Lenders in connection with the Loan Documents; provided that attorney’s fees and expenses for preparing and negotiating the Loan Documents that are incurred prior to the Effective Date shall not be Lenders’ Expenses.

“License” means a grant of any rights, intellectual property, or Marketing Approvals associated with or covering the Product for making, Developing, Commercializing or otherwise exploiting the Product in the Territory.

“Licensee” means a Third Party or an Affiliate of Borrower that is granted a License, regardless of whether such License is granted by Borrower, an Affiliate of Borrower, or another Licensee.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance on assets, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, each Disbursement Letter, each Promissory Note, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and RP in connection with this Agreement; all as amended, restated, or otherwise modified. For the avoidance of doubt, none of the Purchase Agreement, the 2017 PA Amendment or the 2017 PA (nor any other present or future agreement that is expressly stated in the Purchase Agreement, the 2017 PA Amendment or the 2017 PA to be solely an agreement therefor and not a Loan Document shall constitute Loan Documents.

“Loan Party” is each of Borrower and any Subsidiary of Borrower that is a co borrower or Guarantor hereunder.

“Major European Country” means each of [ * ].

“Market Capitalization” means, with respect to a Person, as of the date of determination, an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of such Person on such date multiplied by (ii) the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded as of such date (or, if such date is not a trading day for such common Equity Interests, as of the trading day immediately preceding such date).

“Marketing Approval” means with respect to a Product in any jurisdiction, approval from the applicable Governmental Authority sufficient for the promotion and sale of such Product  in such jurisdiction in accordance with applicable law.

“Material Adverse Change” is [ * ].

“Maturity Date” with respect to each Term Loan, the 10-year anniversary of the Funding Date of such Term Loan.

“Milestone Event” means the occurrence of any of the following events: (a) Borrower shall have made aggregate payments pursuant to Section 2.2(c) equal to the principal amount of the loans advanced pursuant to Section 2.2(a); or (b) the Market Capitalization of Borrower is at least $[ * ].

“NDA” means a new drug application or a biologics license application, including all supplements and amendments thereto and all necessary documents, data, and other information concerning a product, required for Marketing Approval of the product as a pharmaceutical product.

“NDA Acceptance” means the acceptance by the FDA of an NDA for a drug product for filing pursuant to 21 C.F.R. §314.01 (as evidenced by receipt of a “day-74 letter” or equivalent written communication).

“Non-Default Make Whole Amount” means, with respect to a Term Loan, as of any date of determination, the result of (i) the Applicable Final Payment Amount with respect to such Term Loan as of such date of determination, minus (ii) the outstanding principal amount of such Term Loan as of such date of determination, as calculated by the Lenders in good faith; provided, however, that the Non-Default Make Whole Amount shall not be less than zero.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, APA Applicable Fees, Lenders’ Expenses, the Applicable Payment Amount, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or RP, and the performance of Borrower’s duties under the Loan Documents. For the avoidance of doubt, “Obligations” shall not include any obligations under the Purchase Agreement, the 2017 PA Amendment or 2017 PA.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“omecamtiv mecarbil” means any pharmaceutical that contains the Borrower’s proprietary small molecule cardiac myosin activator product, referred to as omecamtiv mecarbil, and any current or future forms thereof, including any reformulations, prodrugs, metabolites, racemates, deuterated forms, pharmaceutical hydrates, solvates, salts, crystalline, bases, esters, isomers, optical isomers, or polymorphs thereof, in any strength, form, formulation, regimen, administration or delivery route.

“Operating Documents” are, for any Person, such Person’s formation documents, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan, Term Loan Commitment or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.1).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Company” means a pharmaceutical and/or biologics company with [ * ].

“Permitted Convertible Indebtedness” is defined in Section 7.4.

“Permitted Equity Derivatives” shall mean any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions relating to any Permitted Convertible Indebtedness of Borrower.

“Permitted Investments” means:

(a) [ * ]

(b)Investments by any Subsidiary that is not a Loan Party in any Loan Party or Subsidiary that is not a Loan Party;

(c)[ * ];

(d)[ * ]; and

(e)[ * ]; provided that [ * ].

For the avoidance of doubt, any Investments made in compliance with clause (e)(i)(y) or clause (e)(ii)(y) of this definition or the last proviso in this definition on a certain day shall continue to be a Permitted Investment after such day, notwithstanding any [ * ] after such day.

“Permitted License” means: [ * ].

“Permitted Secured Indebtedness” means: [ * ].

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” means the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason, the “Prime Rate” shall be the average of the five (5) largest U.S. money center commercial banks, as determined by RP in its sole discretion.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Product” is defined in Section 7.1.

“Promissory Note” is defined in Section 2.4.

“Purchase Agreement” is defined in Section 3.1(j).

“Put Notice” is defined in Section 2.8.

“Regular Default Make Whole Amount” means, with respect to a Term Loan, as of any date of determination, the result of (i) the Regular Default Payment with respect to such Term Loan as of such date of determination, minus (ii) the outstanding principal amount of such Term Loan as of such date of determination, as calculated by the Lenders in good faith; provided, however, that the Regular Default Make Whole Amount shall not be less than zero.

“Regular Default Payment” is, with respect to a Term Loan, as of any date of determination, a cash payment on such Term Loan in an amount equal to the result of:

(a)on or prior to the [ * ], an amount equal to 150.0% of the principal amount of such Term Loan;

(b)after the [ * ], an amount equal to [ * ]% of the principal amount of such Term Loan;

(c)after the [ * ], an amount equal to [ * ]% of the principal amount of such Term Loan;

(d)after the [ * ], an amount equal to [ * ]% of the principal amount of such Term Loan;

(e)after the [ * ], an amount equal to [ * ]% of the principal amount of such Term Loan;

(f)after the [ * ], an amount equal to [ * ]% of the principal amount of such Term Loan; and

(g)after the [ * ], an amount equal to the Applicable Final Payment Amount of such Term Loan,

minus, in each case, the sum, without duplication, of all payments that have been paid in cash to the Lenders pursuant to Section 2.2(c) prior to the date of determination,

plus, all Lenders’ Expenses,

plus, all other outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations that have not yet been asserted),

plus, interest at the Default Rate with respect to any past due amounts.

“Repayment Notice” is defined in Section 2.8.

“Representative” means, with respect to any Person, any director, employee, attorney, independent accountant, consultant or financial advisor of such Person.

“Required Lenders” means Lenders holding more than fifty (50%) of the sum of (i) the outstanding principal balance of the Term Loans and (ii) the outstanding Commitments.

“Requirement of Law” is as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“RP” is defined in the preamble hereof.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature.

“Specified Default Make Whole Amount” means, with respect to a Term Loan, as of any date of determination, the result of (i) the present value, at a discount rate equal to the sum of the Treasury Rate plus 0.50%, of the Applicable Final Payment Amount with respect to such Term Loan as of such date of determination, minus (ii) the outstanding principal amount of such Term Loan as of such date of determination, as calculated by the Lenders in good faith; provided, however, that the Specified Default Make Whole Amount shall not be less than zero.

“Specified Default Payment” is, with respect to a Term Loan, a cash payment on such Term Loan in an amount equal to the sum of (A) the outstanding principal amount of such Term Loan, plus (B) the Specified Default Make Whole Amount with respect to such Term Loan, plus (C) all Lenders’ Expenses, plus (D) all other outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations that have not yet been asserted), plus (E) interest at the Default Rate with respect to any past due amounts.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other Equity Interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless the context otherwise requires, “Subsidiary” means a direct or indirect Subsidiary of Borrower.

“Taxes” is defined in Section 2.6.

“Term Loan” and “Term Loans” have the respective meanings set forth in Section 2.2(a) hereof.

“Term Loan Commitments” means the aggregate amount of such Commitments of all Lenders.

“Third Party” means any party other than RP, any Lender, Borrower, any other Loan Party and each of their respective Affiliates and related funds.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Tranche 1 Advance” is defined in Section 2.2(a)(i) hereof.

“Tranche 2 Advance” is defined in Section 2.2(a)(ii) hereof.

“Tranche 2 Commitment” is defined in Section 2.2(a)(ii) hereof.

“Tranche 2 Draw Condition” is defined in the definition of “Tranche 2 Draw Period”.

“Tranche 2 Draw Period” means the one (1) year period beginning upon the occurrence of Marketing Approval by the FDA of omecamtiv mecarbil for the treatment of heart failure with reduced ejection fraction (such occurrence, the “Tranche 2 Draw Condition”).

“Tranche 3 Advance” is defined in Section 2.2(a)(iii) hereof.

“Tranche 3 Commitment” is defined in Section 2.2(a)(iii) hereof.

“Tranche 3 Draw Condition” is defined in the definition of “Tranche 3 Draw Period”.

“Tranche 3 Draw Period” means the one (1) year period beginning upon the occurrence of the commercial availability of a diagnostic test measuring omecamtiv mecarbil drug levels to support the final FDA label language for omecamtiv mecarbil (such occurrence, the “Tranche 3 Draw Condition”).

“Tranche 4 Advance” is defined in Section 2.2(a)(iv) hereof.

“Tranche 4 Commitment” is defined in Section 2.2(a)(iv) hereof.

“Tranche 4 Draw Condition” is defined in the definition of “Tranche 4 Draw Period”.

“Tranche 4 Draw Period” means the one (1) year period beginning on the date of delivery to RP of a reasonably detailed report of the results from the SEQUOIA-HCM Phase 3 trial showing a statistically significant benefit on (a) the primary endpoint of change in peak oxygen uptake measured by cardiopulmonary exercise testing from baseline to week 24 and (b) the secondary endpoints of (i) KCCQ-CSS change from baseline at week 12 and 24 and (ii) the proportion of patients with >1 NYHA functional class improvement at week 12 and 24 (such delivery, the “Tranche 4 Draw Condition”).

“Tranche 5 Advance” is defined in Section 2.2(a)(v) hereof.

“Tranche 5 Draw Condition” is defined in the definition of “Tranche 5 Draw Period”.

“Tranche 5 Draw Period” means the one (1) year period beginning from the date of NDA Acceptance for aficamten (such acceptance, the “Tranche 5 Draw Condition”).

“Transfer” is defined in Section 7.1.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

CYTOKINETICS, INCORPORATED

By:	/s/ Robert I. Blum

Name:	Robert I. Blum

Title:	President & Chief Executive Officer

LENDER:

ROYALTY PHARMA DEVELOPMENT FUNDING, LLC

By:	/s/ George Lloyd

Name:	George Lloyd

Title:	Director

[Signature Page to Development Funding Loan Agreement]

Schedule 1.1

Commitments

Lender	Type of Term Loan Commitment	Amount of Such Type of Term Loan Commitment	Percentage of Such Type of Term Loan Commitment
ROYALTY PHARMA DEVELOPMENT FUNDING, LLC	Commitment to make Tranche 1 Advance	$50,000,000	100%
ROYALTY PHARMA DEVELOPMENT FUNDING, LLC	Tranche 2 Commitment	$50,000,000	100%
ROYALTY PHARMA DEVELOPMENT FUNDING, LLC	Tranche 3 Commitment	$25,000,000	100%
ROYALTY PHARMA DEVELOPMENT FUNDING, LLC	Tranche 4 Commitment	$75,000,000	100%
ROYALTY PHARMA DEVELOPMENT FUNDING, LLC	Tranche 5 Commitment	$100,000,000	100%
Total	Aggregate Term Loan Commitments	$300,000,000	100%

Schedule 2.2(c)

Payment Schedule

Calendar Quarter to Commence Following the Funding Date of Such Applicable Term Loan	Payment Amount of Such Term Loan
7th	Applicable Multiplier Amount x $720,000
8th	Applicable Multiplier Amount x $720,000
9th	Applicable Multiplier Amount x $1,440,000
10th	Applicable Multiplier Amount x $1,440,000
11th	Applicable Multiplier Amount x $1,440,000
12th	Applicable Multiplier Amount x $1,440,000
13th	Applicable Multiplier Amount x $1,440,000
14th	Applicable Multiplier Amount x $1,440,000
15th	Applicable Multiplier Amount x $1,440,000
16th	Applicable Multiplier Amount x $1,440,000
17th	Applicable Multiplier Amount x $1,440,000
18th	Applicable Multiplier Amount x $1,440,000
19th	Applicable Multiplier Amount x $1,440,000
20th	Applicable Multiplier Amount x $1,440,000
21st	Applicable Multiplier Amount x $1,440,000
22nd	Applicable Multiplier Amount x $1,440,000
23rd	Applicable Multiplier Amount x $1,440,000
24th	Applicable Multiplier Amount x $1,440,000
25th	Applicable Multiplier Amount x $1,440,000
26th	Applicable Multiplier Amount x $1,440,000
27th	Applicable Multiplier Amount x $1,440,000
28th	Applicable Multiplier Amount x $1,440,000
29th	Applicable Multiplier Amount x $1,440,000
30th	Applicable Multiplier Amount x $1,440,000
31st	Applicable Multiplier Amount x $1,440,000
32nd	Applicable Multiplier Amount x $1,440,000
33rd	Applicable Multiplier Amount x $1,440,000
34th	Applicable Multiplier Amount x $1,440,000
35th	Applicable Multiplier Amount x $1,440,000
36th	Applicable Multiplier Amount x $1,440,000
37th	Applicable Multiplier Amount x $1,440,000
38th	Applicable Multiplier Amount x $1,440,000
39th	Applicable Multiplier Amount x $1,440,000
40th	Applicable Multiplier Amount x $1,440,000
Total Amount of Such Payments of Such Term Loan	Applicable Multiplier Amount x $47,520,000
Final Payment of Such Term Loan (the amount set forth in the column directly to the right of this column in this row of this chart, the “Applicable Final Payment Amount”)	The Result of (A) the Applicable Multiplier Amount x $47,520,000, Minus (B) the Amount of Payments Above in this Column that Have Been Made in Cash to the Applicable Lenders for such Term Loan